Exhibit 10.8(b)

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between Jonathan Oringer (“Executive”) and Shutterstock Images LLC (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

RECITALS

1.                                       The Board of Directors of the Company (the “Board”) recognizes that it is possible that the Company could terminate Executive’s employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction.  The Board also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2.                                       The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3.                                       The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits following a Change in Control.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4.                                       Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                       Term of Agreement.  This Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.                                       At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.  If Executive’s employment terminates for any reason, including (without limitation) any termination of employment not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses or pursuant to written agreements with the Company, including equity award agreements.

3.                                       Severance Benefits.

(a)                                  Termination without Cause and not in Connection with a Change in Control.  If the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death at any time other than during the twenty-four (24)-month period immediately following a Change in Control, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

(i)                               Accrued Compensation.  The Company will pay Executive all accrued but unpaid paid time off (“PTO”), expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)                            Severance Payment.  Executive will receive severance in an amount equal to twelve (12) months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid on the following schedule in accordance with the Company’s regular payroll procedures: (x) 1/3 as soon as practicable after the Executive’s termination of employment, (y) 1/3 on the six (6) month anniversary of Executive’s termination of employment, and (z) 1/3 on the one (1) year anniversary of Executive’s termination of employment.

(iii)                         Pro-Rated Bonus Payment.  Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365).

(iv)                        Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(v)                           Equity.  All of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12)-month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.  In addition, Executive will have eighteen (18) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

(vi)                        Outplacement Benefits.  If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of six (6) months, up to a maximum dollar value of five thousand dollars ($5,000) following Executive’s termination.

(vii)                     Payments or Benefits Required by Law.  Executive will receive such other compensation or benefits from the Company as may be required by law.

(b)                                 Termination without Cause or Resignation for Good Reason in Connection with a Change in Control.  If during the twenty-four (24)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 3(a) above:

(i)                               Accrued Compensation.  The Company will pay Executive all accrued but unpaid PTO, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)                            Severance Payment.  Executive will receive a lump sum severance payment equal to twelve (12) months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.

(iii)                         Target Bonus Payment.  Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive’s full target bonus for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions.

(iv)                        Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(v)                           Equity.  Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding equity awards.  In addition, Executive will have eighteen (18) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

(vi)                        Outplacement Benefits.  If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of six (6) months, up to a maximum dollar value of five thousand dollars ($5,000) following Executive’s termination.

(vii)                     Payments or Benefits Required by Law.  Executive will receive such other compensation or benefits from the Company as may be required by law.

(c)                                  Disability; Death.  If Executive’s employment with the Company is terminated due to Executive becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued PTO, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).  All payments under clauses (i) through (ii) above shall in all cases be made within thirty (30) days of Executive’s termination of employment pursuant to this Section 3(c).

(d)                                 Voluntary Resignation; Termination for Cause.  If Executive voluntarily terminates Executive’s employment with the Company (other than for Good Reason during the twenty-four (24) month period immediately following a Change of Control) or if the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued PTO, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

(e)                                  Timing of Payments.  Subject to any specific timing provisions in Section 3(a), 3(b) or 3(c) as applicable, or the provisions of Section 4, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(f)                                    Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).  Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 3 of this Agreement or pursuant to written equity award agreements with the Company.

4.                                       Conditions to Receipt of Severance.

(a)                                  Release of Claims Agreement.  The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement.  To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release.  In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective.  If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 4(d)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 3, (ii) the date the Release becomes effective, or (iii) Section 4(d)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b)                                 Non-Solicitation, Non-Competition and Non-Disparagement.  Executive agrees, to the extent permitted by applicable law, that during the period of Executive’s employment and for the twelve (12)-month period immediately following the date of Executive’s termination (the “Restrictive Period”), Executive, as a condition to receipt of severance pay and benefits under Sections 3(a) and 3(b), shall not:

(i)                               without the prior written consent of the Company, directly or indirectly, (x) employ or assist any other Person in employing any individual, as an employee or independent contractor (other than for the Company), or (y) induce or solicit for employment, as an employee or independent contractor, or assist any other Person in inducing or soliciting for employment (other than for the Company), as an employee or independent contractor, any individual who, in each case, is or was at any time during such Restrictive Period, or during the one (1) year period preceding the date of Executive’s termination of employment, an employee or independent contractor of the Company Group;

(ii)                            except in the performance of his responsibilities for the Company, directly or indirectly, solicit, contact or deal with any Person that was a supplier, customer or client of the Company Group at any time during the Restrictive Period or the one (1) year period preceding the date of Executive’s termination of employment for the purpose of (x) providing to, or obtaining from, such supplier, customer or client goods or services in competition with the goods or services provided to or by the Company Group or its successors or assigns, (y) inducing or encouraging them to acquire or obtain from anyone other than the Company Group, goods or services in competition with goods or services provided by the Company Group or (z) inducing or encouraging them to provide goods or services in competition with the goods or services provided by the Company Group, to any other Person or entity;

(iii)                         (x) engage in the Business within the Territory (as defined below); (y) engage or assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a business or business activities similar to or in competition with the Business within the Territory; or (z) own any interest in or organize a corporation, partnership or other business or organization which engages in a business or business activities similar to or in competition with the Business within the Territory.  The restrictions contained in this Section 4(b)(iii) shall not apply to ownership by Executive of less than a five percent (5%) interest in any publicly-traded company, provided that Executive does not otherwise breach the terms of this Section 4 or the Employment Agreement, and further provided that Executive discloses such ownership interest to the Company simultaneously with the execution hereof or within five (5) days of acquiring same, as applicable; or

(iv)                        engage in any conduct that is materially injurious to the reputation and interest of the Company Group, including but not limited to, disparaging, inducing or encouraging others to disparage the Company Group.

In the event Executive violates the provisions of this Section 4(b), all severance pay and other benefits to which Executive may otherwise be entitled pursuant to Section 3(a) or 3(b) shall cease immediately.  The covenant contained in this Section 4(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4(b).  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 4(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(c)                                  Confidential Information.

(i)                               Executive has had and will have access to certain valuable, highly confidential, privileged and proprietary information related to the Business, including, without limitation, information pertaining to the Company Group’s operations, customer and supplier lists, pricing information, cost structure, trade secrets, intellectual property, marketing information, business plans and financial and other information regarded by the Company Group as proprietary and confidential information (collectively, the “Confidential Information”).  Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company Group is engaged or in which it contemplates engaging, and all information of which the unauthorized disclosure is or could be detrimental to the interests of the Company Group; provided, however, that Confidential Information shall not and does not include any information or material (x) publicly known or generally available in the trade or business, or is or becomes generally available to the public or trade other than as a result of a wrongful disclosure by (1) Executive (or by another Person at the direction of Executive) or (2) any Person bound by a duty of confidentiality or similar duty owed to the Company Group; (y) to the extent that such information or material is filed with any Governmental Authority on a nonconfidential basis; or (z) to the extent that such information or material is subject to a subpoena, summons or other legal process; provided, however, that Executive shall immediately give the Company notice of the circumstances surrounding such compelled disclosure requests, consult with the Company on the advisability of taking legally available steps to resist or narrow such compelled disclosure requests and reasonably cooperate with the Company in the pursuant of any such legally available steps, and assist the Company in seeking a protective order with respect thereto, including, by way of example but not of limitation, allowing the Company time to seek such protective order (the Company will reimburse Executive for any reasonable expenses incurred in providing such assistance and shall pay Executive a reasonable consulting fee for such assistance if Executive is no longer employed by the Company).

(ii)                            Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive agreeing to keep secret and retain in strictest confidence all Confidential Information during his period of employment with the Company and at any time thereafter.  Specifically, Executive shall not, without the prior written consent of the Company, directly or indirectly: (x) communicate, divulge, disclose, furnish or make accessible to any Person, whether or not in competition with the Company Group, and whether or not for pecuniary gain, any aspect of the Confidential Information, or (y) reproduce or recreate any Confidential Information.  Notwithstanding any other term in this Agreement, Executive may reproduce, recreate and disclose the Company’s Confidential Information, and proprietary information and trade secrets in the good faith performance of his job responsibilities. Upon the request by the Company, Executive shall return all documents and other tangible items containing Confidential Information to the Company, without retaining any copies, notes or excerpts thereof.

(d)                                 Section 409A.

(i)                               Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)                            Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)                         Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended constitute to Deferred Payments for purposes of clause (i) above

(iv)                        Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above.  Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v)                           To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi)                        Any tax gross-up that Executive is entitled to receive under this Agreement or otherwise shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which Executive remits the related taxes.

(vii)                     Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(viii)                  The payments and benefits provided under Sections 3(a) and 3(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5.                                       Limitation on Payments.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment.  Any reduction made pursuant to this Section 5(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits.  In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time).  “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax.  “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.  In no event shall Executive have any discretion with respect to the ordering of payment reductions.

(b)                                 Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5.  The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.

6.                                       Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)                                  Business.  “Business” means (i) the business relating to the collection, sale, distribution and marketing of stock photography and/or stock video footage and (ii) any additional business engaged in by the Company at the time of Executive’s termination of employment pursuant to which the Company derives at least two percent (2%) of its annual gross revenues as of such date.

(b)                                 Cause.  “Cause” means:

(i)                               Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy;

(ii)                            Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;

(iii)                         Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude;

(iv)                        Executive’s alcohol abuse or other substance abuse;

(v)                           Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(vi)                        Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

(c)                                  Change in Control.  “Change in Control” means the occurrence of any of the following:

(i)                               The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)                            The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in Section 6(c)(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 6(c)(i));

(iii)                         A change in the effective control of the Company which occurs on the date that a majority of members of the Company’s Board of the Directors (the “Board”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause, if any person (as defined below in Section 6(c)(iv)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iv)                        The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of clauses (iii) and (iv) of this Section 6(c), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)          a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)          a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)          the Company; and

(4)          a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.  For the avoidance of doubt, an initial public offering of the common stock of the Company shall not constitute a Change in Control for purposes of this Agreement.

(d)                                 Company Group.  “Company Group” means the Company and its direct and indirect subsidiaries.

(e)                                  Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                    Disability.  “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(g)                                 Good Reason.  “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Executive’s consent, of one or more of the following:

(i)                               A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that not being named the Chief Executive Officer of the acquiring corporation following a Change in Control of the Company will not constitute Good Reason;

(ii)                            A material reduction in Executive’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation;

(iii)                         A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from Executive’s then-present work location will not be considered a material change in geographic location; or

(iv)                        A material breach by the Company of a material provision of this Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.

(h)                                 Governmental Authority.  “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(i)                                     Person.  “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority

(j)                                     Section 409A.  “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(k)                                  Section 409A Limit.  “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal

Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(l)                                     Territory.  “Territory” means the United States of America and other jurisdictions where the Company transacts business as of the date of Executive’s termination of employment.

7.                                       Successors.

(a)                                  The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                       Arbitration.

(a)                                  Arbitration.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Article 75 of the Civil Practice Law and Rules of the NY Code (the “Act”), and pursuant to New York law.  The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b)                                 Dispute Resolution.  Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, New York Equal Rights Law, New York Whistleblower Protection Law, New York Family Leave Law, New York Equal Pay Law, the New York City Human Rights Law,, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c)                                  Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law.  Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with New York law, and that the arbitrator shall apply substantive and procedural New York law to any dispute or claim, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with New York law, New York law shall take precedence.  The decision of the arbitrator shall be in writing.  Any arbitration under this Agreement shall be conducted in New York County, New York.

(d)                                 Remedy.  Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e)                                  Administrative Relief.  Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f)                                    Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

9.                                       Confidential Information.  Executive agrees to continue to comply with and be bound by the Non-Disclosure Agreement (the “Non-Disclosure Agreement”) entered into by and between Executive and the Company.

10.                                 Notice.

(a)                                  General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period.  The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

11.                                 Miscellaneous Provisions.

(a)                                  No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive’s employment and Executive hereby agrees that he or she has no such rights except as stated herein.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.  This Agreement does not supersede Executive’s Employment Agreement, except with respect to the subject matter hereof, or the Non-Disclosure Agreement.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York without giving effect to provisions governing the choice of law.

(f)                                    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)                                 Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as determined in the Company’s reasonable judgment.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	SHUTTERSTOCK IMAGES LLC

	By:	/s/ Thilo Semmelbauer

	Title:	President and Chief Operating Officer

	Date:	September 24, 2012

EXECUTIVE	JONATHAN ORINGER

	By:	/s/ Jonathan Oringer

	Date:	September 24, 2012